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Exhibit 3.4

AMENDMENT TO THE
AMENDED AND RESTATED BYLAWS
OF
WATER PIK TECHNOLOGIES, INC.

        This Amendment to the Amended and Restated Bylaws of Water Pik Technologies, Inc., a Delaware corporation (the "Corporation"), is made pursuant to Article III, Sections 2 and 3, and Article VIII of the Corporation's Amended and Restated Bylaws by resolution of the Board of Directors of the Corporation.

        1.     Article III, Section 2, of the Amended and Restated Bylaws shall be replaced in its entirety by the following:

          "Section 2. Number and Term of Office.    The Board of Directors shall consist of not less than four (4) and not more than ten (10) members. Subject to the foregoing sentence, the number of directors shall be fixed and may be changed from time to time by resolution duly adopted by a majority of the directors then in office, except as otherwise provided by law, the Certificate of Incorporation or these Bylaws. Except as provided in Section 3 of this Article, directors shall be elected by the holders of record of a plurality of the votes cast at Annual Meetings of stockholders. Any director may resign at any time upon written notice to the Corporation. Directors need not be stockholders.

          At each annual meeting of stockholders the directors elected to succeed those whose terms have expired shall be elected to hold office for a term to expire at the next annual meeting of stockholders after their election, or until his or her earlier resignation or removal, and until their respective successors are duly elected and qualified. Each director elected at the 2006 annual meeting of stockholders of the Corporation shall be elected for a term of one year. Directors elected before the 2006 annual meeting of stockholders of this Corporation shall serve the remaining duration of the three-year term for which they were elected. A director shall hold office until the annual meeting for the year in which his or her term expires and until a successor has been elected and qualified to serve, except in the case of the director's prior death, resignation, retirement, disqualification or removal from office."

        2.     Article III, Section 3, of the Amended and Restated Bylaws shall be replaced in its entirety by the following:

          "Section 3. Vacancies.    Except as otherwise fixed pursuant to the provisions of Article FOUR of the Corporation's Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors:

            (a)   In case of any increase in the number of directors, the additional director or directors, and in case of any vacancy in the Board of Directors due to death, resignation, removal, disqualification or any other reason, the successors to fill the vacancies shall be elected only by a majority of the directors then in office, even though less than a quorum, or by a sole remaining director and not by the stockholders, unless otherwise provided by law or by resolution adopted by a majority of the whole Board of Directors.

            (b)   Directors appointed in the manner provided in paragraph (a) to newly created directorships resulting from any increase in the authorized number of directors shall hold office for a term expiring at the next annual meeting of stockholders. Directors appointed in the manner provided in paragraph (a) to any vacancies on the Board of Directors resulting from death, resignation, removal, disqualification or any other cause shall hold office for a term expiring at the next annual meeting of stockholders at which the term of the directorship created by the vacancy expires.

            (c)   No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director."

        3.     Article III, Section 11, of the Amended and Restated bylaws is hereby repealed and deleted in its entirety and references to such section contained elsewhere in the Amended and Restated Bylaws shall be disregarded.

        The undersigned, being the duly authorized and appointed Secretary of the Corporation, hereby certifies that the foregoing Amendment to the Amended and Restated Bylaws of the Corporation was duly adopted by the Board of Directors of the Corporation pursuant to unanimous written consent on November 29, 2005.

/s/ RICHARD D. TIPTON Richard D. Tipton, Secretary

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AMENDMENT TO THE AMENDED AND RESTATED BYLAWS OF WATER PIK TECHNOLOGIES, INC.